AMENDMENT TO THE
PROFESSIONALLY MANAGED PORTFOLIOS
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT, dated as of the _____ day of February, 2020, to the Fund Accounting Servicing Agreement, dated as of June 22, 2006, as amended, (the “Agreement”), is entered into by and between Professionally Managed Portfolios, a Massachusetts business trust (the “Trust”), on behalf of its separate series, the Otter Creek Funds, listed on Amended Exhibit DD attached hereto (as amended from time to time), and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the fee schedule on Exhibit DD of the Agreement; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit DD of the Agreement is hereby superseded and replaced with Amended Exhibit DD attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PROFESSIONALLY MANAGED PORTFOLIOS U.S. BANCORP FUND SERVICES, LLC

By: ______________________________ By: ____________________________

Name: Elaine E. Richards Name: _________________________

Title: President Title: Senior Vice President

Amended Exhibit DD to the
Professionally Managed Portfolios Fund Accounting Servicing Agreement

Name of Series Date Added
Otter Creek Long/Short Opportunity Fund on or after November 11, 2013

Fund Accounting, Fund Administration & Portfolio Compliance, and Chief Compliance Officer (CCO) Services Fee Schedule at March 2020

Annual Fee Based Upon Average Net Assets Per Fund*
[ ] basis points on the first $[ ] million
[ ] basis points on the next $[ ] million
[ ] basis points on the balance
Minimum annual fee: $[ ] per fund
•Additional fee of $[ ] for each additional class
•Additional fee of $[ ] per manager/sub-advisor per fund
•Additional fee of $[ ] for a Controlled Foreign Corporation (CFC)
Services Included in Annual Fee Per Fund
•Advisor Information Source – On-line access to portfolio management and compliance information.
•Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.
•USBFS Legal Administration (e.g., registration statement update)

All schedules subject to change depending upon use of unique security types requiring special pricing or accounting arrangements.
Data Services
Pricing Services
•$[ ] – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Mutual Funds, ETFs, Total Return Swaps
•$[ ] – Domestic Corporates, Domestic Convertibles, Domestic Governments, Domestic Agencies, Mortgage Backed, Municipal Bonds
•$[ ] – CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, High Yield
•$[ ] – Interest Rate Swaps, Foreign Currency Swaps
•$[ ] – Bank Loans
•$[ ]– Swaptions~~, Intraday money market funds pricing, up to 3 times per day~~
•$[ ] – Credit Default Swaps
•$[ ] per Month Manual Security Pricing (>[ ]per day)

NOTE: Prices above are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.

Corporate Action and Factor Services (security paydown)

•$[ ] per Foreign Equity Security per Month
•$[ ] per Domestic Equity Security per Month
•$[ ] per CMOs, Asset Backed, Mortgage Backed Security per Month
•
Third Party Administrative Data Charges (descriptive data for each security)

•[ ] per security per month for fund administrative data
SEC Modernization Requirements

•Form N-PORT – $[ ] per year, per Fund
•Form N-CEN – $[ ] per year, per Fund

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Fair Value Services, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, liquidity classification fees, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary) and travel related costs.

Additional Services
Additional services not included above shall be mutually agreed upon at the time of the service being added. Additional regulatory administration (e.g., subsequent new fund launch), daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Fund Chief Compliance Officer (CCO) Services Annual Fee Schedule

•$[ ] for the Billing period 01/01/2020 to 12/31/2020 and thereafter $15,000 for the first fund (subject to Board approval)
•$[ ] for each additional fund 2-5 (subject to change based on Board review and approval)
•$[ ] for each fund over 5 funds

•$[ ] per sub-adviser per fund
•$[ ] onboarding fee
◦For more than one fund, fees will be aggregated and allocated equally
◦If fund launches within 12 months of LOI, onboarding fee is included in $[ ] first fund fee

•Per adviser relationship, and subject to change based upon board review and approval.
•For advisors with more than one fund, fees will be aggregated and allocated equally across all of their funds, with the exception of sub-advised funds
◦The CCO fees for sub-advised funds are to be borne fully by each sub-advised fund (i.e., the sub-advised fund bears entirely the additional sub-adviser fee)

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

* Subject to annual CPI increase – All Urban Consumers – U.S. City Average. Fees are calculated pro rata and billed monthly.

Advisor’s Signature below acknowledges approval of the fund accounting fee schedule on this Amended Exhibit DD.

OTTER CREEK ADVISORS, LLC

By:_______________________________

Name:____________________________

Title:_____________________________ Date:_____________________________